Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VERITONE, INC.

Veritone, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
A.    The name of the Corporation is Veritone, Inc.
B.    The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 13, 2014, under the name of Veritone Delaware, Inc. The Amended and Restated Certificate of Incorporation of Veritone, Inc. was filed with the Secretary of State of the State of Delaware on July 15, 2014. Another Amended and Restated Certificate of Incorporation of Veritone, Inc. was filed with the Secretary of State of the State of Delaware on August 15, 2016 (the “Second Amended and Restated Certificate”). A Certificate of Amendment to the Second Amended and Restated Certificate was filed with the Secretary of State of the State of Delaware on April 20, 2017. The Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 17, 2017 (the “Third Amended and Restated Certificate”). A Certificate of Change of Registered Agent was filed with the Secretary of State of the State of Delaware on July 11, 2019 (the “Certificate of Change of Registered Agent”). The Fourth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 16, 2025 (the “Fourth Amended and Restated Certificate”).
C.    The Corporation’s Board of Directors and stockholders, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions approving the following amendments to the Fourth Amended and Restated Certificate:
The first paragraph under Article IV shall be amended and restated to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 226,000,000, of which (i) 225,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), and (ii) 1,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).”

D.    All other provisions of the Fourth Amended and Restated Certificate will remain in full force and effect.
E.    This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
F.    This Certificate of Amendment shall become effective upon filing.
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THIS CERTIFICATE OF AMENDMENT is executed as of this 10th day of July, 2026.

VERITONE, INC.
By: /s/ Ryan Steelberg Name: Ryan Steelberg Title: President and Chief Executive Officer